As filed with the Securities and Exchange Commission on January 3, 2025.

Registration No. 333-283663

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Flowco Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	3533	99-4382473
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1300 Post Oak Blvd., Suite 450

Houston, Texas 77056

Telephone: 713-997-4877

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph R. Edwards

President and Chief Executive Officer

1300 Post Oak Blvd., Suite 450

Houston, Texas 77056

Telephone: 713-997-4877

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Buck John W. Stribling Sidley Austin LLP 1000 Louisiana Street, Suite 5900 Houston, Texas 77002 Telephone: (713) 495-4500	Ryan J. Maierson Nick S. Dhesi Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 Telephone: (713) 546-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE:

This Amendment No. 2 to the Registration Statement on Form S-1 is being filed solely for the purpose of filing an exhibit as indicated in Part II of this Amendment No. 2. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibit. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other expenses of issuance and distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder (excluding the underwriters’ discount and commission). All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the New York Stock Exchange listing fee.

SEC registration fee	$	*
FINRA filing fee		*
New York Stock Exchange listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky qualification fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous fees and expenses		*

Total	$	*

*	To be filed by amendment

Item 14. Indemnification of directors and officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors or officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where the director or officer breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director or officer of Flowco Holdings Inc. shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors or officers for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Upon consummation of the Transactions, our amended and restated certificate of incorporation and amended and restated bylaws will provide indemnification for our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Prior to the consummation of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated bylaws.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of Class A common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent sales of unregistered securities.

On July 25, 2024, Flowco Holdings Inc. agreed to issue 1,000 shares of common stock, par value $0.01 per share, which will be redeemed upon the consummation of the Transactions, to Flowco LLC in exchange for $10.00. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering.

Item 16. Exhibits and financial statements.

The following documents are filed as exhibits to this registration statement.

Exhibit Number		Description

1.1	*	Form of Underwriting Agreement.

2.1	**	Contribution Agreement, dated as of June 20, 2024, by and among Flowco MergeCo LLC, GEC Estis Holdings LLC, Flowco Production Solutions, L.L.C. and Flogistix Holdings, LLC.

3.1	**	Certificate of Incorporation of Flowco Holdings Inc., as in effect prior to the consummation of the Transactions.

3.2	**	Form of Amended and Restated Certificate of Incorporation of Flowco Holdings Inc., to be in effect upon the consummation of the Transactions.

3.3	**	Bylaws of Flowco Holdings Inc., as in effect prior to the consummation of the Transactions.

3.4	**	Form of Amended and Restated Bylaws of Flowco Holdings Inc. to be in effect upon the consummation of the Transactions.

4.1		Specimen Stock Certificate evidencing the shares of Class A common stock.

5.1	*	Opinion of Sidley Austin LLP.

10.1	**	Form of Tax Receivable Agreement, to be effective upon the consummation of the Transactions.

10.2	**	Form of Second Amended and Restated LLC Agreement of Flowco MergeCo LLC, to be effective upon the consummation of the Transactions.

10.3		Form of Stockholders Agreement, to be effective upon the consummation of the Transactions.

10.4	**	Form of Registration Rights Agreement, to be effective upon the consummation of the Transactions.

10.5	**	Form of Indemnification Agreement

10.6	**	Second Amended and Restated Credit Agreement, dated as of August 20, 2024, by and among, Flowco MasterCo LLC, Flowco Productions LLC, Estis Intermediate Holdings, LLC, Flogistix Intermediate Holdings, LLC, as borrowers, the Loan Parties named therein, the Lenders named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent, and the Joint Bookrunner and Joint Lead Arrangers named therein.

10.7	**#	Form of Flowco Holdings Inc. Equity and Incentive Plan.

10.8	**#	Form of Restricted Stock Unit Award Agreement

10.9	**#	Executive Employment Agreement by and between Joe Bob Edwards and Flowco MasterCo, LLC, dated as of November 1, 2024.

10.10	**#	Executive Employment Agreement by and between Jonathan W. Byers and Flowco MasterCo, LLC, dated as of October 14, 2024.

10.11	**#	Executive Employment Agreement by and between Chad Roberts and Flowco MasterCo, LLC, dated as of October 29, 2024.

10.12	**#	Executive Employment Agreement by and between Mims Talton and Flowco MasterCo, LLC, dated as of October 29, 2024.

10.13	**#	Executive Employment Agreement by and between John Gatlin and Flowco MasterCo, LLC, dated as of November 26, 2024.

10.14	**#	Form of Restricted Stock Unit Award Agreement (Non-Employee Director)

10.15	**	First Amendment to Second Amended and Restated Credit Agreement, dated as of November 27, 2024.

Exhibit Number		Description

10.16	**#	Executive Employment Agreement by and between Joel Lambert and Flowco Masterco, LLC, dated as of December 6, 2024.

10.17		Form of Master Reorganization Agreement by and among Flowco Holdings Inc., Flowco MergeCo LLC, GEC Estis Holding LLC, Flowco Production Solutions, L.L.C., Flogistix Holdings LLC, each Blocker Merger Sub, each Blocker Entity and each Blocker Entity Shareholder.

21.1	**	List of Subsidiaries of Flowco Holdings Inc.

23.1	**	Consent of PricewaterhouseCoopers LLP, as to the consolidated financial statements of Flowco Holdings Inc.

23.2	**	Consent of PricewaterhouseCoopers LLP, as to the consolidated financial statements of Flowco MergeCo LLC

23.3	**	Consent of PricewaterhouseCoopers LLP, as to the consolidated financial statements of Flowco Production Solutions, L.L.C.

23.4	**	Consent of Grant Thornton LLP, as to the consolidated financial statement of Flogistix, LP

23.5	*	Consent of Sidley Austin LLP (contained in its opinion filed as Exhibit 5.1 hereto).

23.6	**	Consent of Rystad Energy Inc.

24.1	**	Power of Attorney (included on signature page of the initial filing of the Registration Statement).

99.1	**	Consent of Paul W. Hobby to be named as a director nominee

99.2	**	Consent of Cynthia L. Walker to be named as a director nominee

99.3	**	Consent of William H. White to be named as a director nominee

107	**	Filing fee table

*	To be filed by amendment
**	Previously filed
#	Indicates management contract or compensatory plan

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned hereby further undertakes that:

1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on January 3, 2025.

Flowco Holdings Inc.

By:	/s/ Joseph R. Edwards
Joseph R. Edwards
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph R. Edwards	President and Chief Executive Officer (Principal Executive Officer); Director	January 3, 2025
Joseph R. Edwards

/s/ Jonathan W. Byers	Chief Financial Officer (Principal Financial Officer)	January 3, 2025
Jonathan W. Byers

*	Controller (Principal Accounting Officer)	January 3, 2025
Jim Merrill

*	Director	January 3, 2025
Alexander Chmelev

*	Director	January 3, 2025
Jonathan B. Fairbanks

*	Director	January 3, 2025
Ben A. Guill

*By:	/s/ Joseph R. Edwards
Joseph R. Edwards Attorney-in-fact